Exhibit 1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That we, MITSUI & CO., LTD., a company organized and existing under the laws of Japan, having our principal place of business at 2-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8631, Japan (hereinafter called the "Company"), do hereby make, constitute and appoint Mr. Masato Narimatsu, General Manager, Advanced Material Division, Performance Material Business Unit as the Company's true and lawful attorney in fact to act for the Company, on behalf of and in the name of the Company, by investing him with the following powers:

(1)	prepare, sign, execute, submit, or file necessary documents to the U.S. Securities and Exchange Commission and/or to the New York Stock Exchange in relation to the Company’s shareholding in Nouveau Monde Graphite in Quebec, Canada under the applicable laws and regulations including stock exchange rules;
(2)	To make necessary and advisable amendments or additions to the said documents; and
(3)	To do any and all acts and things necessary or which may be required for or in connection with the said documents.

IN WITNESS WHEREOF, the Company has caused this POWER OF ATTORNEY to be executed in the name of the Company by Representative Director Executive Vice President of the Company, Kazumasa Nakai, thereunto duly authorized, in Tokyo, Japan, this 19th day of May, 2026.

MITSUI & CO., LTD.

By	/s/ Kazumasa Nakai

Name: Kazumasa Nakai
Title: Representative Director Executive Vice President